UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 13, 2014

CYTORI THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34375	33-0827593
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

3020 Callan Road, San Diego, California 92121
(Address of principal executive offices, with zip code)

(858) 458-0900
(Registrant's telephone number, including area code)

n/a
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see  General Instruction A.2. below):

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry Into a Material Definitive Agreement.

On August 13, 2012, Cytori Therapeutics, Inc., a Delaware corporation (the “Company”), entered into an amendment exercising Option 1 of its September 27, 2012 contract with the U.S. Department of Health and Human Service’s Biomedical Advanced Research and Development Authority (BARDA) for the evaluation and development of Company’s cell therapy for the treatment of thermal burns combined with radiation injury (the “BARDA Agreement”).

The BARDA Agreement amendments include the exercise of Option 1 to perform research, development, regulatory, clinical and other tasks required for initiation of a pilot clinical trial of the Celution System in thermal burn injury, amendments to the Statement of Work, and reorganization of the contract options. The total cost plus fixed fee for the performance of Option 1 is up to approximately $12.1 million.  The revised Option 2 consists of execution of the pilot clinical study, regulatory, and other tasks for a cost plus fixed fee of up to $8.3 million.  The revised Option 3 consists of clinical, regulatory, and other tasks for completion of a pivotal clinical trial leading to FDA approval for use of the Celution System in thermal burn injury, for a cost plus fixed fee of up to $45.5 million. The revised Option 4 consists of R&D, clinical, regulatory and other tasks required to develop and obtain FDA clearance for other characteristics suitable for use in thermal burn injury following a mass casualty event, for a cost plus fixed fee of  up to $23.4 million.

The foregoing is only a brief description of the material terms of the BARDA Agreement amendment and does not purport to be a complete description of the rights and obligations of the parties there under. The foregoing description is qualified in its entirety by reference to Contract HHSO100201200008C Amendment No. 1 dated August 13, 2014, which is filed as Exhibit 10.99 to this Current Report and incorporated herein by reference.

Item 9.01                      Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.99
Contract HHSO100201200008C Amendment No. 1 dated August 13, 2014, by and between the Company and the U.S. Department of Health and Human Services Biomedical Advanced Research and Development Authority.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYTORI THERAPEUTICS, INC.

Date: August 19, 2014	By: /s/ Marc H. Hedrick
Marc H. Hedrick
President and Chief Executive Officer